Exhibit 99.2

Transcript of
China Digital Communication Group’s (CMTP)
Second Quarter 2009 Earnings Conference Call
August 6, 2009

Participants

Darren Minton, China America Financial Communications Group, VP
Jacalyn Guo, China America Financial Communications Group, VP
Ken Lin, China Digital Communication Group, Vice President
Fushun Li, China Digital Communication Group, Chief Executive Officer
Junfeng Chen, China Digital Communication Group, Interim Chief Financial Officer

Presentation

Operator
Greetings, ladies and gentlemen, and welcome to the China Digital Communication Group’s Second Quarter 2009 Earnings Conference Call.  At this time all participants are on a listen-only mode.  A brief question and answer session will follow the formal presentation.  If anyone should require operator assistance during the conference please press *0 on your telephone keypad.  As a reminder this conference is being recorded.

It is now my pleasure to introduce Darren Minton from China America Financial Communications.  Thank you, Mr. Minton, you may begin.

Darren Minton – China America Financial Communications Group – VP
Thank you, Melissa, and thank you to everyone who has joined us today for China Digital Communication Groups Second Quarter 2009 Earnings Conference Call.  I’m joined here today by Jacalyn Guo who’s a fellow China America Financial Communications employee, Senior Vice President of Communications to be exact as well as Ken Lin, Vice President of China Digital Communications Group.  We’re also please to have live from China Mr. Fushun Li, China Digital Communication Group’s Chief Executive Officer and Mr. Junfeng Chen, Interim CFO.

There are number of items that we look forward to discussing with you this morning including the financial results for the three months ended June 30, 2009, recent Company highlights as well as China Digital’s plans for the future.  At the conclusion of this call we’ll be answering any questions you may have during the brief Q&A session.

I also want to bring to your attention that a webcast, a replay of this conference call, will be available on China Digital Communication Group’s website later this afternoon, www.chinadigitalcommunication.com.

And before we get started I’ll take a moment to read the Safe Harbor statement regarding today’s conference call.  This conference call contains forward-looking statements concerning China Digital Communication Group.  The actual results may differ materially depending on a number of risk factors including but not limited to the general economic and business conditions, new product development, battery assembly and shipment, market acceptance of new and existing battery products, additional competition, changes in technology and the company’s ability to make future sales agreements as well as changes in the government regulations and various other factors that are beyond the company’s control.

All forward looking statements are expressly qualified in their entirety by this cautionary statement and the risk factors detailed in the company’s filings with the SEC.

China Digital Communication Group undertakes no duty to revise or update any forward looking statements reflective and for circumstances after the date of this conference call.

Now with that, I’d like to start the call with a few words from China Digital’s CEO, Fushun Li.  Afterwards Ken Lin will translate Mr. Li’s comments for the benefit those among us who are not fluent in Mandarin.  Mr. Li?

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Ken Lin – China Digital Communication Group – Vice President
Thank you, Mr. Li.  Good morning, ladies and gentlemen.  It’s my pleasure speaking to you today on China Digital’s first conference call.  To all our investors, I’m proud to announce the result of our company’s second quarter of operation in 2009.  China Digital had revenue of $5.4 million, net income of $1.3 million, and EPS of $0.22 in the second quarter, handsomely exceeding last year’s results and putting us on track to achieve our 2009 projections.  China Digital’s goal is to become listed on AMEX or NASDAQ as soon as we meet all listing requirements and we look forward to keeping investors informed of our exciting new developments going forward.

That’s end of Mr. Li’s statement in Mandarin.

At this time, I would like to turn the call over to Jacalyn Guo who will discuss the second quarter financials in more detail.  Thank you.

Jacalyn Guo – China America Financial Communications Group – VP
Thank you, Ken.  Good morning, everyone.  We’re glad to have CEO Mr. Fushun Li on board.  He has done an amazing job in the past few months and we look forward to finishing the year under his strong leadership.

Our first order of business today will be providing a brief overview of our business for those of you that are new to the company, and discussing the second quarter financials in greater detail.  Afterwards, I’d like to break down this analysis on a per segment basis.  I’ll end our prepared remarks with a few subsequent events, at which point we will enter the question and answer session.

China Digital Communication Group manufactures, assembles and distributes various parts of lithium ion batteries, including their shells, covers and the finished batteries themselves.  Lithium ion batteries are common in consumer electronics. They are one of the most popular types of battery for portable electronics, with one of the best energy-to-weight ratios, no memory effect, and a slow loss of charge when not in use.

In the coming years we anticipate that there will be even greater demand for lithium batteries in China and worldwide due to the current trend towards smaller, lighter portable consumer products.  As evidenced by our numbers this quarter, China Digital is taking full advantage of this growth.

Looking first at the consolidated figures, our total quarterly revenues increased a sizeable 358% to $5.4 million, up from $1.2 million in a comparable period of 2008.  We increased revenues primarily through our new business segment, assembly and distribution of batteries, which came online in the third quarter of 2008.

Now, as a quick aside, the demand for our batteries corresponds to the demand in consumer products, such as cell phones, which see large influxes in demand during the second half of the year, when many consumers make purchases for the holiday season.  This cyclical nature of consumer electronics, in turn explains the large difference between our battery sales in the first two quarters, compared with the second half of the year.

With China Digital’s increase in revenue, gross profit increased to 1.6 million as compared to $90,000 last year.  Primarily as a result of our new battery assembly and distribution business, we have improved our gross margin from 8% a year ago, to 30% in the second quarter of 2009.  Margins have improved further, by limiting the number of our suppliers and negotiating favorable contracts with them.

Selling, general and administrative expenses remained minimal at China Digital.  These costs totaled $99,000 or approximately 2% of sales, compared to $111,000 or approximately 10% of sales for the second quarter last year.  Although total revenue increased substantially over the quarter, we actually reduced total operating expenses when compared to last year due to our highly effective cost control measures.

China Digital generated net income of $1.3 million compare to net loss in the same quarter last year.  The company’s effective tax rate in the quarter with 10% to 151,000 compared to 0% last year due to the fact that there was no income in the second quarter of 2008.  Earnings per share increased to $0.22 per diluted share compared with $0.00 in the second quarter of 2008.

Now, I’d like to break out some financials on the per segment bases.

China Digital Communication Group is comprised of two main business segments: our existing battery shell and cover business and our new assembly and distribution business, which came online in the third quarter of 2008.

First, battery shell and covers.  As you may imagine, this segment manufactures and distributes battery shells and covers for lithium ion batteries used to power cellular phones and other small electronic devices.  Currently, China Digital’s production lines include 14 steel battery shell lines, 9 aluminum battery shell lines, 3 aluminum battery cap lines, and 3 steel battery cap lines.  The Company’s existing battery shell and cover business generated net revenue of $1.7 million during the quarter ended June 30, 2009 compared with $1.2 million for the same period of last year, an increase of 45%.  The increase in our sales in this segment was mainly related to a general increase in sales to existing customers as a result of the gradually economic recovery in China.

Now onto the second segment…Battery assembly and distribution.  Here we combine OEM components from a variety of different vendors and assemble the finished battery, whereupon it is distributed through our sales channels and finds itself integrated in devices throughout the world.  This segment has become the engine of growth for China Digital, responsible for a majority of its sales by engaging in this higher margin business. Sales for the battery assembly and distribution segment were 3.7 million, or 68% of our total net revenue in the second quarter of 2009.

Now looking at the balance sheet.  Cash and cash equivalent increase from $7 million as of December 2008 to $10 million as of June 2009, mainly as a result of cash generated from operations.  During the six months ended June 30, 2009, net cash provided by operating activities was $3.1 million and was primarily due to an increase in sales and quick payment collection on accounts receivable.

As of June, current assets totaled $15.2 million and current liabilities were $4.3 million.  Working capital at the end of this quarter was $10.9 million as compared to $8.9 million last year.  Loan payables totals $2.3 million and shareholders’ equity was $12.5 million.  Considering the uptick in recent activities, there has been several subsequent events this quarter for China Digital Communication Group.

On July 9, China Digital announced a $4.1 million purchase order with a large Chinese enterprise client.  The milestone deal relates to two of China Digital’s new products and is expected to be fulfilled by November 2009.

On July 13, the company underwent a 10-to-1 reverse stock split.  The principal effect of the reverse split was that the numbers of shares of common stocks issued and outstanding was reduced from 54 million shares to approximately 5 million shares.

More recently, on August 4, China Digital announced the appointment of Junfeng Chen as Interim CFO replacing Jiangcheng Wu.  China Digital will employ extensive candidate search for a highly qualified new CFO to align the company with its growth initiatives going forward, namely, to provide enhanced international business skill sets and assist with accretive acquisitions in the future.

We would also like to reiterate our 2009 guidance to investors.

On July 16, we issued a statement projecting full year 2009 revenues of $23 to $25 million, and net income in the range of $5.3 million to $6 million.  These projections represent increases of roughly 10% to 20% over last year’s figures.

As we wrap up the reporting for this quarter we would like to thank our loyal shareholders for your continued support.  On a macro-level, we anticipate strong demand for lithium ion batteries as consumers in both China and abroad demand ever increasing amounts of mobile electronics.

Now, that concludes our prepared remarks.  I’d like to thank you for joining us.  We will now be conducting our question and answer session.

Operator
Thank you.  Ladies and gentlemen, we will now be conducting a question and answer session.  If you would like to ask for question please press *1 on your telephone keypad.  A confirmation tone will indicate your line is in the question queue.  You may press *2 if you would like to remove your question from the queue.  For participants using speaker it may be necessary to pick up your handset before pressing the * keys.  One moment please while we pool for questions.

Our first question is in the line of Joe Morris, a private investor.  Please state your question.

Joe Morris—Private Investor
I’d like to thank the company.  Just an absolutely great report and I’m very happy with the results and certainly with CEO Li’s leadership just a remarkable performance.  I would like to ask CEO Li what the plans are for up listing, what the timeframe is, and when do we think that might happen and secondarily in the acquisitions that we are targeting at this time?

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Let me translate that to the CEO.  (Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  This is the question.  Let me translate the answers from Mr. CEO.  For the first question, plans for up listing and the timeline, the CEO said yes, we have plans for up listing and we haven’t decided; it’s either for up listing to AMEX or NASDAQ and that would depend.  And for the timeline, the CEO said it’s not controllable by ourselves, but we definitely would try to meet our requirements for either listing on AMEX or NASDAQ.

For the second question the potential acquisition of companies, yes, we do have it and once we have a decision made, we will definitely announce it.

Operator
Thank you.  Our next question is from the line of Patrick Murphy with Murphy Analytics.  Please state your question.

Patrick Murphy – Murphy Analytics
With regard to the CFO search, just looking for an estimate on that potential timing and whether or not you’re looking at candidates in the U.S. and China or either or both.

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Let me translate that.  (Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Thank you.  Patrick, the answer for your question, we’re estimating to search for the CFO in the second half of the year and our potential CFO candidates will be in the United States.

Operator
Thank you.  Our next question is from the line of John Harold with Harold Associates.  Please state your question.

John Harold – Harold Associates
Yes.  Congratulations for it looks like the $0.22 a share pretty much came in line with previous guidance.  I believe that my questions were previously answered with regards to acquisition and future earnings.  Thank you.

Jacalyn Guo – China America Financial Communications Group – VP
For the questions, he wants to know the future plans and future earnings?  Okay.  Let me just translate that from what I understand.  (Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  The answer to John, the company will focus on organic growth and also the growth through acquisitions and we do have potential targets and once we have the decision made up, we will announce it to the public.

Operator
Thank you.  Our next question comes from the line of Ephraim Fields with Clarus Capital.  Please state your question.

Ephraim Fields – Clarus Capital
Hi.  I had a few questions.  My first question is does the company expects that the revenues and net income for Q3 and Q4 this year will both be higher than they were for last year?

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  (Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Junfeng Chen – China Digital Communication Group – Interim Chief Financial Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Ephraim, the response from our CEO and CFO is that the revenues and net income for this third quarter and fourth quarter will probably remain the same or either higher or lower compared to last year.  It will remain the same.

Ephraim Fields – Clarus Capital
Okay.  Because as I look at your guidance and I compare them to what the Company has done for the past 12 months; over the past 12 months, you’ve already exceeded the guidance.  For example, the revenues for the past 12 months are $26 million yet you’re only guiding to revenues of $23 million to $25 million and similarly, the net income is $6.5 million for the last 12 months and your guidance is only $5.3 million to $6 million.  So either the guidance is very conservative or Q3 or Q4 are going to be meaningfully worse than they were in the previous year.

Jacalyn Guo – China America Financial Communications Group – VP
 (Mandarin)

Junfeng Chen – China Digital Communication Group – Interim Chief Financial Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay, Ephraim.  Yes, the company was saying that their guidance that they give out is very conservative and were looking forward to the whole annual percentage growth will be around 10% to 20%.

Ephraim Fields – Clarus Capital
10% to 20% increase from the previous year?

Jacalyn Guo – China America Financial Communications Group – VP
Yes.

Ephraim Fields – Clarus Capital
Okay.  Well, that’s still.  They're still in the same problem that again that, let’s say of generated revenues of $26 million over the last 12 months and last year was $20 million then their guidance again is either very, very conservative or Q3 and Q4 are going to be pretty bad and I don’t think that they are going to be very bad.  So it’s confusing to me that the guidance is where it is especially after they announced this big contract.  Maybe you could just ask them why Q3 and Q4 should be the same as last year after they’ve already announced this big contract, the $4.1 million contract.

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Before translating that, I just want to make sure I say this correctly because the management team was saying that the guidance they gave out is very conservative.  (Mandarin)

Junfeng Chen – China Digital Communication Group – Interim Chief Financial Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Ephraim, the response from the management team, the CFO, is still that our guidance is very conservative.

Ephraim Fields – Clarus Capital
Okay.  Thank you.

Jacalyn Guo – China America Financial Communications Group – VP
No problem.

Operator
Thank you.  Our next question is from the line of Albert Jones with Jones Capital.  Please state your question.

Albert Jones – Jones Capital
Thanks for taking my questions.  Guess I was wondering about the capacity utilization on both sides of the business, could you give me a figure there that would give me an idea how much room for expansion that you have without spending any more money or CapEx for those aligned on both sides of the business?

Jacalyn Guo – China America Financial Communications Group – VP
Sure.  (Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Albert, yes, the response from the management team is that currently, we don’t have any expansion plan on either the production line or the company, but we are looking forward to any possibilities.

Operator
Thank you.  As a final reminder, if you would like to ask a question please press *1.

We have a follow up question from the line of Albert Jones.  Please state your question.

Albert Jones – Jones Capital
I think there was some misunderstanding about the first question or the last question that I asked as what I’m saying is can you currently use the lines that you have in place for manufacturing and will you be able to ramp up production if you receive a large order?  Are you currently using 80% of your production capacity or 90%?  I’m trying to get a figure there to where you could expand without spending more money, put out more products without spending more money on increasing more production lines?

Jacalyn Guo – China America Financial Communications Group – VP
I see, okay.  I apologize for my misunderstanding.  Let me translate that question correctly to the management team.  (Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  Albert, to answer back your question to the management team.  Currently, the capacity for the company is 80% and there is a potential expansion on the capacity for the production lines.

Operator
Thank you.  Our next question is from the line of John Harold with Harold Associates.  Please state your question.

John Harold – Harold Associates
Just one follow up question, is the Company still making batteries and/or battery shells for Apple’s iPod and if so, could you expand upon that relationship?  Thank you.

Jacalyn Guo – China America Financial Communications Group – VP
(Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  To answer your question, we have done the battery for iPhone… I mean actually not iPhone but for Apple’s iPod, but currently we are still doing all the other brand of cell phones for the batteries, but we have plans to do it in the future for iPod.

Operator
Your next question is from the line of Ephraim Fields of Clarus Capital.  Please state your question.

Ephraim Fields – Clarus Capital
Hi.  I just had a question about the $4.1 million contract that you announced.  What does the company expect the gross margin to be on that contract?  Should it be the same as the other business in that segment or would it be higher or lower?  Thank you.

Jacalyn Guo – China America Financial Communications Group – VP
(Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Ephraim, for the gross margin, $4.1 million purchase order is around 30%.

Operator
Thank you.  Our next question is from the line of Albert Jones for Jones Capital.  Please state your question.

Albert Jones – Jones Capital
Yes.  I was wondering if you could reaffirm this, you said the guidance in the press release was 23-25 and it also said that any new orders coming would be on top of that, is that correct and could you ask as far as possible on the acquisition front, what size of acquisition as far as a ballpark range of revenue might a new acquisition bring in?

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  (Mandarin)

Fushun Li – China Digital Communication Group – Chief Executive Officer
(Mandarin)

Jacalyn Guo – China America Financial Communications Group – VP
Okay.  To answer back your question for the first one, about the guidance the new orders on top of it that statement is correct and for the second question, for the potential acquisition, yes, we have potential acquisitions in mind and it will be around in the same industry but for the size of it, we actually need the board to discuss and do analysis on it.  So once we decide on the size and also we’ll have the ability to forecast what kind of revenue it will bring to the company, but currently, we don’t have that answer ready.

Operator
It appears there no further questions.  Ms. Guo, do you have any closing comments?

Jacalyn Guo – China America Financial Communications Group – VP
Well, I’d like to thank everyone for joining us this morning and attending China Digital’s Conference Call.  We look forward to keeping investors apprised of our latest development and holding quarterly calls in the future.

Operator
Thank you.  Ladies and gentlemen, this concludes today’s teleconference.  You may disconnect your lines at this time. Thank you for your participation.